Report Card

AIGI Management Receives Failing Grades

Starting in August 2001, the SCORE Group began an extensive investigation to better understand the activities of the current AIGI management and to determine the reasons why the Corporation's stock price has dropped from $3.72 per share in January 2000 to less than $0.03 per share today. The SCORE Group has analyzed a large volume of written evidence provided by former AIGI employees who have confirmed by sworn affidavits that the evidence is original and factual. This evidence includes the Corporation's internal share issuance register, Board of Directors minutes and resolutions, as well as numerous contracts and written communications regarding the daily business activities conducted by the current AIGI management.

The SCORE Group believes this evidence documents the illegal business activities the current AIGI management, John W. Adair, Chairman and CEO, and Jalal Alghani, Vice Chairman, CFO and Corporate Secretary, are involved in for their personal gain that have significantly diminished the value of the Corporation. At the request of Federal and State authorities, this entire body of evidence was released to them for their investigations of criminal wrongdoing and subsequent prosecution.

Please continue reading this page to understand the reasons for this

"Call for Change of Managment"

and be sure to click on underlined blue links to view the evidence the SCORE Group believes supports these serious allegations.

Among the long list of activities that have occurred at the personal direction of Mr. Adair and Mr. Alghani, the issues presented below represent those activities that the SCORE Group believes have most profoundly affected shareholder stock value:



Issuing over 50,000,000 shares of AIGI stock to themselves and entities they control without paying for those shares.
The Corporation's internal share issuance register (Share Register), which can be found on this website, represents the single most revealing document uncovered by the SCORE Group. This Share Register was maintained by John W. Adair's personal executive secretary, Vivian Llerena Quintero. Mrs. Quintero unwittingly assisted the SCORE Group auditors by virtue of her extensive written comments regarding the distribution of each share issued by the current AIGI management. Mrs. Quintero's comments reveal that shares of AIGI stock would regularly be issued to individuals and/or offshore corporations under the exclusive personal control of current AIGI management without any payment for those shares to the Corporation. The Corporation's Share Register indicates that these transactions have been repeated on a regular basis from January 1998 to December 2001. Other Corporate records document that these "stolen" shares were then transferred to Canada to be sold into the open market with the proceeds forwarded to Texas banks for the personal benefit of Mr. Adair and Mr. Alghani.

Issuing shares of AIGI stock for non-existent consulting service debts.
The Corporation's Share Register documents that over 43,000,000 shares of AIGI stock have been issued for payment of certain "consulting services" that did not benefit the Corporation. Past examples of these transactions include the AIGI shares that were issued to Adel Alzamir and the Alghani Investment Group, Inc. (AIG, Inc.) from January 1998 to December 2001. Mr. Alzamir, introduced by Mr. Alghani as his "cousin", served as both the AIGI driver and office gopher for the Corporation's Houston office as well as the president of AIG, Inc.. A total of 9,275,781 shares of AIGI stock with an estimated market value of $4,280,950 were issued to Mr. Alzamir and a total of 34,393,363 shares of AIGI stock with an estimated market value of $5,812,703 were issued to AIG, Inc. during this period for "consulting services". After the SCORE Group exposed Mr. Alzamir's corporate duties and his involvement in this stock scam, he returned to his native Yemen and is no longer a resident of Houston, Texas.

The SCORE Group auditors calculated the estimated market value of the shares issued to Adel Alzamir and the Alghani Investment Group, Inc. by utilizing the market closing price of the stock on the day of issuance multiplied by the number of shares issued that day.

Issuing shares of AIGI stock for cash, but keeping a substantial portion of the cash for their personal use.
The Corporation's Share Register also documents that over 8,000,000 shares of AIGI stock were issued to Mr. Adair and Mr. Alghani in payment for specific transactions where they traded their "Free Trading Stock" to the Corporation for shares of "Restricted Stock" from January 1998 to December 2001. This scheme primarily involved Mr. Adair and Mr. Alghani and was the illegal mechanism for the Corporation to "raise working capital" by then selling the "Free Trading Stock" to pay for the Corporation's daily operating expenses. Not only did Mr. Adair and Mr. Alghani benefit by receiving the aforementioned over 8,000,000 shares, but they also received a substantial portion of the cash raised by these illegal stock sales. The SCORE Group audit of these transactions revealed that the income generated from the stock sales did not equal the income the current AIGI management reported to the SEC on the Corporation's 10K and 10Q financial statements. The difference not reported to the SEC was deposited in Texas banks for the personal benefit of Mr. Adair and Mr. Alghani. This scheme is fully diagrammed and explained on this page in the section titled Report Card-The 125% Stock Trade-In Scam.

Reporting incorrectly the number of shares issued on the Corporation's SEC filings.
The current AIGI management did not report the total amount of shares being issued to them during each fiscal quarter for the period January 01 - September 30, 2001. During this timeframe and beginning with the 68,391,480 shares reported outstanding as of December 31, 2000, the number of shares reported issued during each fiscal period when added to the number of shares reported outstanding as of the previous fiscal period does not equal the number of shares outstanding reported by the current AIGI management! As of September 30, 2001, the cumulative total of unreported AIGI stock issued to Mr. Adair and Mr. Alghani is 6,875,089 shares.

Details of the SCORE Group analysis of the relevant Form 10K and 10Q reports filed with the SEC can be reviewed on this page in the section titled Report Card - SEC Reporting Violations.

Arbitrarily doubling their salaries to over $240,000 per annum without notifying the shareholders.

Effective January 1, 2001 Mr. Adair and Mr. Alghani arbitrarily doubled their salaries from $120,000 to $240,000 per year. The Corporation's Share Register documents the issuance of AIGI shares equal to those amounts. During the first and second quarters of 2001, the AIGI accounting staff prepared compensation schedules for the 10Q SEC filings reporting this increase. However, as evidenced by a sworn affidavit by a former AIGI accountant, the schedules, which were intended to inform the shareholders of these actions, were removed by Mr. Adair and Mr. Alghani from the 10Q filing documents before the documents were submitted to the SEC. The Corporation's Share Register and the sworn affidavit by the former AIGI accountant can be reviewed on this website.
Forfeiting over $1,000,000 in annual revenue by losing the Operatorship of the Yemen Block 20 project and possibly forfeiting the Corporation's entire Yemen Block 20 interest.
As Operator of the Yemen Block 20 project, the Corporation was entitled to be paid by the other financial partners to manage project operations. In April 2001, the Corporation was declared in financial default by the project's other financial partners and was removed as the Operator. This loss of Operatorship represented a loss of $1,000,000 of annual revenue (the only major revenue the Corporation has ever enjoyed since the arrival of current AIGI management in 1997). More information regarding this issue can be found in Mr. Boyce's biographical information which can be found on this website in the section entitled BOD Nominees.

Forcing the Corporation's financial condition to near bankruptcy. The Corporation has received no income since the current AIGI management lost the $1,000,000 of annual revenue from Yemen Block 20 operations. While most responsible individuals would react to this loss of income with a strategy of belt tightening, the current AIGI management has continued to lavish money on themselves with company provided Mercedes Benz and BMW automobiles, unlimited expense accounts ranging to $10,000 per employee per month, company provided travel, apartments and furniture and luxury gifts for friends. The current AIGI management, while draining the Corporation's cash resources, is habitually delinquent in the payment of regular operating expenses such as rent, utilities, salaries and employee withholding taxes. Consequently, it is the opinion of the SCORE Group that this situation cannot be maintained indefinitely and that the current AIGI management may choose corporate bankruptcy to remove their self inflicted debt load from the Corporation.

Losing over $187,000,000 in AIGI shareholder equity!
The Corporation's stock price closed at $2.78 per share on February 25, 2000 and the current AIGI management reported 64,381,625 outstanding shares in the May 31, 2000 SEC 10K filing for an estimated market value of $189,281,977. The Corporation's stock price closed at $0.02 on March 28, 2002 and the current AIGI management reported 88,593,762 outstanding shares as of November 2001, in the September 30 2001 10Q filing for an estimated market value of $1,771,875. Consequently, the current AIGI management has lost approximately $187,510,102 in shareholder equity during this period. The SCORE Group began an extensive investigation to better understand the activities of the current AIGI management and to determine the reasons why the Corporation's stock price has dropped so precipitously.

Misrepresentation of Jalal Alghani's credentials to the AIGI shareholders.

The SCORE Group auditors have completed an extensive investigation of Mr. Alghani's biographical information presented on the AIGI website. This investigation revealed that Mr. Alghani is a fraud and a liar who has greatly misrepresented himself to the AIGI shareholders. The SCORE Group auditors uncovered the following lies in Mr. Alghani's biographical information by contacting directly each school, institution and employer mentioned on his resume.
Mr. Alghani lied to the AIGI shareholders about receiving four "A level" degrees from the Oxford Politic School of Technology in England.
Mr. Alghani lied to the AIGI shareholders about receiving a Bachelor of Science degree from the University of Southern California in Los Angeles.
Mr. Alghani lied to the AIGI shareholders about receiving a MBA equivalent degree from the Bank of America University in San Francisco.
Mr. Alghani lied to the AIGI shareholders about his previous employment with the Kuwait Investment Office in London.
Mr. Alghani lied to the AIGI shareholders about his membership in the American Bankers Association, the Professional Environmental Marketing Association, the National Petroleum Refiners Association and the Society of Petroleum Engineers.
All of Mr. Alghani's lies can be reviewed on this website in the section titled Jalal Alghani.


SCORE
Change of Management Needed To Restore Shareholder Equity!

The following information has been compiled from the public record and from current and former employees and consultants to the Corporation. Some of the information when taken out of context may seem insignificant, however, when compiled; it represents a systematic plan by Mr. Adair and Mr. Alghani that has resulted in an extraordinary loss of shareholder value.

Lack of Corporate Governance - Board of Directors

The AIGI Board of Directors has been under the control of Mr. Adair since he took control of the former Roberts Oil and Gas, Inc. in 1997. Mr. Adair and Mr. Alghani deliberately stacked the Board of Directors in their favor from the beginning by having a four-person board with only one outside director to govern the Corporation. According to evidence in the Corporate Minutes book, on October 1, 1997 at the Annual Shareholders Meeting the newly elected Board of Directors consisted of:

John W. Adair

Jalal Alghani

Earl K. Roberts

Abdulaziz M. Al-Adbulkader
On October 16, 1997, at a Special Meeting of the Board of Directors, Mr. Abdulkader's resignation-effective October 2, 1997 was received apparently after serving in that position for less than 24 hours. This action allowed Mr. Adair and Mr. Alghani to effectively gain control of the Board through their pre-arranged voting pact to over-ride Mr. Roberts on any Board decision.

The original Roberts Oil and Gas, Inc. corporate bylaws that were adopted April 1, 1981, provided in Article 3.03 that the Board of Directors should consist of no less than three (3) and no more than fifteen (15) individuals. However, the AIGI 1997 10K filed with the SEC and the copy of the corporate bylaws retained in the current AIGI corporate minute book has this Article 3.03 struck by drawing a line through the entire section, although there is no record of any corporate resolution signed by the Board of Directors authorizing this action.

SCORE
Mr. Adair and Mr. Alghani
Since October 1997 have Blocked Efforts to Establish a Properly
Constituted
Board of Directors

In December 1999, as a result of the terms of the merger with Partners In Exploration, Inc., AIGI agreed to place Mr. Richard G. Boyce, President of Adair Exploration, Inc., on the Board of
Directors (the Board).

Since AIGI does not maintain Directors and Officers Liability Insurance, Mr. Boyce initially chose not to join the Board until such insurance had been put in place. Mr. Adair assured Mr. Boyce that "since the insurance is expensive, it would be put in place once sufficient financing for the company had been secured".

On November 30, 2000 and again on February 20, 2001, after a full year of waiting for Mr. Adair to secure sufficient financing, Mr. Boyce notified the Board that he would wait no longer and was exercising his option to be placed on the Board. Mr. Boyce requested that he be placed on the Board at the earliest opportunity. By this action, the Board would have been comprised of:

John W. Adair

Jalal Alghani

Earl K. Roberts

Richard G. Boyce
While there still would not have been any directors from outside the Corporation, at least the voting pact between Mr. Adair and Mr. Alghani would have been neutralized.

However, upon receipt of Mr. Boyce's request, Mr. Adair, managed to secure the resignation of Mr. Roberts, effective December 31, 2000 before assuring Mr. Boyce that his name would be placed on the proxy statement for the election of the Board at the scheduled June 2001 Annual General Meeting (AGM).

During the first half of 2001, the AIGI Board consisted solely of Mr. Adair and Mr. Alghani. During this same time period, the Corporation defaulted on the Yemen Block 20 project and Mr. Boyce became aware of the Corporation's alleged SEC, IRS, INS and RICO violations.

On June 15, 2001 at the AGM, Mr. Boyce was elected to the Board of Directors along with Mr. Adair and Mr. Alghani, but immediately resigned that position, citing "..recent revelations regarding the management of AIGI and the potential personal liabilities that those actions and certain long standing activities bring to the Board of Directors".



SCORE
John W. Adair and Jalal Alghani comprise the entire AIGI Board of
Directors.
Mr. Adair and Mr. Alghani refuse to have a majority of independent non-executive (outside) Directors on the Board.
Mr. Adair and Mr. Alghani have made no attempt to secure Directors and Officers Liability Insurance (D&O insurance) for the Corporation.
The absence of D&O insurance prevents outside Directors from serving on the Board.

Lack of Corporate Governance - Financial Management

Mr. Adair has made previous public statements that the Corporation has two Certified Public Accountants on staff, one of which serves as the Corporate Controller, the facts are that neither of the CPA's have any access, authority or oversight regarding the Corporation's bank accounts nor do they have any access, authority or oversight regarding the Corporation's stock issuance records. It is also important to note that both staff accountants resigned due to corporate accounting irregularities in August and October 2001 respectively. Currently, the corporate accounting is being conducted internally by Mr. Alghani's remaining clerical staff.

All banking activities, including the writing of checks, depositing of funds, wire transfers and stock related activities are handled by Ms. Vivian (Llerena) Quintero, the executive secretary of Mr. Adair.

Shareholder Losses

Historical Stock Performance

The Corporation currently has no revenue producing properties or projects and as such, all value placed on the stock is speculative potential based on the anticipated success of the current projects. The stock has attracted a large shareholder base and enjoys an average daily trading volume approaching 500,000 shares. Presented below is a graph depicting the monthly average share price. The steady increase in stock price beginning November 1999 and continuing through the first quarter of 2000 can be directly attributed to the announcement of securing rights to the Yemen exploration program and the signing of the development agreement on a power plant in Southern California. Shareholder confidence was greatly enhanced during this same period by the announcement that these projects received validation through the participation of major partners such as Occidental Oil and Gas Corporation and Calpine Corporation.




The steady decline in the stock price following the first quarter of 2000 indicates shareholder confidence in the Corporation has clearly eroded due to the inability of current management to secure the financial support necessary to realize the value of those projects for the shareholders.

Financial Situation

The Corporation is basically insolvent with current liabilities in excess of current assets and no real ability to pay its debts.
AIGI currently has no revenue and no prospects of generating revenue in the near future.

As of September 30, 2001 the Corporation reported total current assets of $54,783 and total current liabilities of $562,545. Consequently, the Corporation cannot pay even 10% of its current liabilities from its current assets. AIGI is several months behind on its payroll taxes and is in default on its office lease. However, the lease payments for the AIGI corporate vehicles are always kept current:

2001 Mercedes Benz S500 sedan driven by John W. Adair

2001 BMW 740il sedan driven by Jalal Alghani's girlfriend - Betty
"Lorel" Thomas

2000 Mercedes Benz E320 sedan driven by Vivian Llerna Quintero

2000 Mercedes Benz ML320 SUV driven by Adel Alzamir
SCORE
The Current AIGI Management has its Priorities Misplaced!

The balance of its current liabilities is comprised mainly of overdue accounts payable to various suppliers and vendors. In addition, there is an outstanding consulting bill from Pace Global Energy Services ("Pace") for approximately $300,000. Mr. Alghani claims this is a contingent liability, but the written contract between AIGI and Pace does not support this allocation. Consequently, the current AIGI management did not report this item as an expense, but deceptively recorded it as an asset as an investment in oil and gas property. General accepted accounting practices ("GAAP") require this item to be expensed.

In conclusion, AIGI is in dire financial shape. The third quarter balance sheet shows $2,083 in cash and cash equivalents which is not enough to pay even one month's office rent!

Yemen Block 20 Default

In April 2000, the Corporation jointly signed a Production Sharing Agreement (PSA) with the Yemen government, Occidental and Saba to explore in Yemen Block 20. The price of AIGI stock was ranging between $1.20 and $2.44 per share. During the months preceding this announcement, leaks by AIGI management in anticipation of this project becoming a reality had pumped the stock price to an all time high of $3.72. Based on the strength of experience of Mr. Boyce, the Corporation was named the Operator of the project. The PSA terms required the contractor group to post a Letter of Credit (L/C) in favor of the Yemen government in the amount of $8.3 million dollars. The L/C serves as a work performance bond and Occidental posted it on behalf of the contractor group.

The operating agreements between the working interest partners required that AIGI post their proportionate share of the L/C commitment in the form of a Standby L/C in favor of Occidental within thirty days of the effective date of the PSA, September 2, 2000. AIGI management knew of this $1.29 million dollar Standby L/C obligation for over a year and could have sold treasury stock to raise the capital necessary to procure the Standby L/C. Mr. Boyce in letters to Mr. Adair and the Board on October 17, 2000 and again on December 19, 2000, urged the Corporation to secure sufficient collateral to post the Standby L/C. These letters stated clearly to Mr. Adair and the Board the consequences of default on this obligation. The letters presented herein simply represent the written record of these requests and are neither the first nor the last attempt by Mr. Boyce to urge the current AIGI management to take action on this important issue.

Incredibly, the current AIGI management failed to post the Standby L/C even after being granted a six-month grace period by Occidental. On March 16, 2001 Occidental declared AIGI to be in default of the Joint Management Agreement and exercised their option to take over as the Operator for the project on March 29, 2001 . On April 28, 2001, the Joint Management Committee officially replaced AIGI with Occidental as the Operator. The Joint Operating Committee, which includes the Yemen government as a partner, voted to remove AIGI as Operator and to replace AIGI with Occidental on May 12, 2001. This recommendation was forwarded to the Yemen Oil Minister for his approval. On June 10, 2001, the Yemen Oil Minister officially replaced AIGI with Occidental as the Operator of Yemen Block 20.

The consequences of being replaced as Operator were substantial. AIGI lost approximately $1.0 million in annual revenue in the form of technical fees paid by the other partners and in addition, lost technical control during the exploration phase of the project due to the inability of the current AIGI management to post the Standby L/C.

On June 4, 2001, pursuant to the terms of the Joint Management
Agreement, AIGI received from Occidental and Saba, a notice of forfeiture of AIGI's 30% participating interest in Yemen Block 20.

On June 7, 2001, Occidental received a Standby L/C issued by Chase on behalf of Adair Yemen Exploration Ltd., in favor of Occidental. Unfortunately, the L/C language did not conform to the previously agreed language between AIGI and Occidental and therefore the Standby L/C has not been accepted.

The current AIGI management has vehemently denied that they have forfeited their interest in Yemen Block 20 and in some instances still maintains that AIGI is the Operator of Yemen Block 20. Subsequent to the notices posted herein, Occidental and Saba have undertaken to cause AIGI to reassign its interest to them by lodging a request for Arbitration with the International Chamber of Commerce in Paris, France. This is the action that was agreed between the parties signing the Joint Management Agreement. As this matter is currently under litigation, further discussion is not appropriate.

Unfortunately, the current AIGI management policy is to not disclose negative material events by filing proper notification with the SEC and the general public, and to date, current AIGI management has not acknowledged any of these issues publicly.

AIGI continues to issue press releases and post informational updates on the AIGI website www.aigionline.com that are misleading, denying the facts surrounding this situation. A recent article in the November 2001 issue of Hart's E&P magazine would have potential investors believe that all is well and that AIGI is scheduled to begin drilling on Yemen Block 20 in the first quarter of 2002.

SCORE
Mr. Adair and Mr. Alghani lost the Corporation's Operatorship of the Yemen Block 20 project.
Mr. Adair and Mr. Alghani lost the Corporation's estimated $1.0 million dollar annual technical fee revenue from the Yemen Block 20 project.
Mr. Adair and Mr. Alghani quite possibly have completely lost the Corporation's 30% share of the Yemen Block 20 project.
Mr. Adair and Mr. Alghani are responsible for the Corporation's estimated $187.0 million dollar market capitalization loss due to their mishandling of the Yemen Block 20 project.

Unfortunately, the Yemen Block 20 fiasco is not the only example of mismanagement that has brought the Corporation to the brink of losing an important project. A serious breach of confidentiality, wherein the current AIGI management, in an alleged attempt to manipulate short term share prices, decided to prematurely release confidential details of the Calpine Teawaya Energy Center power project in Southern California. This decision by John W. Adair damaged that important relationship with a key business partner.

Breach of Shareholder Trust

Mr. Adair and Mr. Alghani routinely conduct business on behalf of their personal companies utilizing the Corporation's time and assets. Additionally, many of these companies have been set up as offshore corporations to assist in the movement of illegally obtained funds from the sale of AIGI securities that were allegedly stolen. No disclosure of the potential conflict of interest has ever been filed with the SEC for any of these companies and activities.

Adair Petroleum, Inc.

Adair Petroleum, Inc. is incorporated in the Bahamas with Mr. Adair serving as the President. Another partner in the corporation is Charles Davis of Mission Viejo, California. This company was organized to participate in a Joint Venture Agreement dated September 11, 2000 with an indigenous Nigerian company to buy and sell allocations of crude oil from the government of Nigeria and to participate in oil and gas exploration projects.

Adair Oil International Canada, Inc.

This is a corporation organized June 24, 1997 under the laws of Canada that slightly predates the formation of AIGI. The principals of the corporation are Mr. Adair, Mr. Alghani and William A. Petty. As reported by AIGI in the 1997 10K SEC filing, Adair Oil International Canada, Inc. reportedly held interests in two Production Sharing Agreements (PSA) in Yemen and one Production Sharing Contract in Paraguay.

Pursuant to the disclosures in the 1997 10K SEC filing, the assets of Adair Oil International Canada, Inc. (Yemen and Paraguay) were represented by Mr. Adair and Mr. Alghani as part of the assets that were being brought into AIGI during the reverse merger with Roberts Oil and Gas, Inc., the predecessor company to AIGI. Upon further investigation however, it turns out that the two Yemen contracts had absolutely no official standing with the Yemen government.

In 1993, Mr. Adair signed two PSA's with the Yemen government, and then defaulted on those contracts for not being able to post the work performance bonds required by the government. In 1994, Yemen suffered a civil war and at that time, Mr. Adair declared force majeure. The Yemen government never recognized or accepted any declaration of force majeure from any concession operator, much less Mr. Adair. By the time of the Roberts merger three years later in 1997, these contracts were terminated in the eyes of the Yemen government, however, Mr. Adair continued to fraudulently represent that Adair International Canada, Inc. maintained its interest. These claims were also made in the 1997 10K SEC filing. With respect to Paraguay, Mr. Adair represented that whatever contract he had was not in effect, but could easily be reinstated.

SCORE
Misrepresentation and Half-Truths are Standard Operating Procedure for
Mr. Adair and Mr. Alghani.
Sequoyah Mining, Inc.

Sequoyah Mining is a gold mining company, conceived in June 2000 and officially organized in March 2001, to engage in exploration, production, processing and sale of gold in Bolivia. The officers of the corporation are:

John W. Adair Chairman and Director

Jalal Alghani President and Director

Vivian Quintero Secretary and Director

Mery Villarreal General Manager and Director

Hector Terceros President and Director
The SCORE Group has uncovered evidence documenting that AIGI corporate funds have been used to invest in Sequoyah Mining, Inc. (Sequoyah). Letters from Mr. Adair and Mr. Alghani on AIGI letterhead indicate that they have invested a minimum of $120,000 in the Sequoyah operations and are expecting to personally receive profits from those operations. Additionally, a check drawn on the Adel Alzamir checking account in the amount of $20,000 and made out to John W. Adair, dated August 29, 2000 and marked "For Bolivia" was discovered by Mr. Larry Swift in his reconciliation of the corporate checking accounts. This checking account is funded through the alleged illegal sales of AIGI stock In addition, the SCORE Group has uncovered evidence that a wire transfer authorized by Mr. Adair on January 9, 2001 was utilized for the Sequoyah mining project. Finally, there are several notations in the AIGI Internal Share Issuance Register that reference shares being sold for the Bolivia mining project.

The following shares in Sequoyah Mining, Inc. have been distributed to the current AIGI management:

John W. Adair 3,000,000 shares

Jalal Alghani 3,000,000 shares

Vivian (Llerena) Quintero 1,000,000 shares
In a letter to Mrs. Miriam J. Curling, an attorney in the Bahamas, Mr. Adair indicates that the distribution of ownership in Sequoyah Mining, Inc. is:

La Rosita, Inc. (Mr. Adair's company) 25%

AIG, Inc (Mr. Alghani's company) 25%

Maya, Ltda. 50%
While this distribution is not mathematically consistent with the share distributions above, it does indicate that the shares issued to Mr. Adair and Mr. Alghani personally, have been transferred to their Bahamian offshore corporations to further conceal evidence of personal ownership in this venture.

SCORE
The Sequoyah Mining Inc. activities of Mr. Adair and Mr. Alghani
Don't Pass the Smell Test!

La Rosita, Inc.

La Rosita, Inc. is a holding company, incorporated in the Bahamas and maintained by Mr. Adair for certain aspects of his personal wealth. While direct ownership evidence for La Rosita is still to be discovered, the reference to La Rosita's ownership interest in Sequoyah Mining, Inc. within the context of the other ownership interests establishes Mr. Adair as the beneficial owner of this offshore holding company.

AIG, Inc.

The Alghani Investment Group, Inc., (AIG) was incorporated in the Bahamas in February 1998. AIG, Inc. is a holding company maintained by Jalal Alghani for his personal wealth. In this document, Mr. Alghani appoints Mr. Adel Alzamir who is reported to be his cousin as the President of AIG, Inc. in order for him to, "run the day to day operations and investments of AIG, Inc.". Mr. Alzamir is a Yemen citizen and has an educational background no higher than the eighth grade. From 1998 thru March of 2002, he was "working" in the U.S. on a visa provided by AIGI, providing "valuable consulting services for AIGI" in the form of the driver and errand boy at the AIGI corporate offices in Houston.

On October 6, 1999, Mr. Alghani notified Union Securities Ltd. in Vancouver, Canada through his attorney in the Bahamas that he has appointed Mr. Alzamir as the President of AIG. Union Securities is one of the two Canadian stock brokerage firms that are selling AIGI stock that has allegedly not been paid for or stolen. On October 13, 1999 in another letter to Union Securities, Ltd. Mr. Alghani removes his name from the authorization list for the account held at Union Securities, but authorizes John W. Adair to trade on this account although he alleges that AIG has no investment or affiliation with Adair International Oil and Gas, Inc.

When the SCORE Group made public Mr. Alzamir's involvement in these corporations and his involvement in various transactions involving the sale of stolen AIGI securities, he chose to flee the jurisdiction of U.S. Law and returned to his native country of Yemen.

SCORE
More on AIG, Inc. and its alleged involvement in the sale of stolen securities and international money laundering under the heading of Alleged Illegal Activities.

Al-Jalla International Co. for Trading and Agencies, Ltd.

Al-Jalla International Co. for Trading and Agencies, Ltd. (Al Jalla) is a company incorporated in Yemen for the purpose of serving as the indigenous Yemen partner for the Yemen Sugar Refinery and co-generation project proposed by AIGI in a joint venture with a sugar engineering, construction and management services company based in Lousiana. Mr. Alghani is the beneficial owner of this company, which is run in Yemen by his brother in law, Mohammed Al-Akwa and by Adel Alzamir. Under terms of the joint venture agreement with the sugar company, Al-Jalla will have a carried equity interest in the AIGI Yemen Sugar Refinery project. This potential conflict of interest and double dipping into AIGI shareholder interests by Mr. Alghani has not been revealed to the AIGI shareholders by the filing of proper SEC disclosure documents.

Payment of Personal Expenses for John W. Adair and Jalal Alghani

John W. Adair - Chairman and CEO

John W. Adair drives a 2001 Mercedes Benz S500 that is leased in the Corporation's name and is paid for by the AIGI shareholders. The business use of this vehicle is minimal at best as it is used by Mr. Adair only to commute from his Houston office to his Houston apartment a distance of two miles. The Corporation pays for his vehicle expenses, but has not reported them on Mr. Adair's IRS Form W-2.

Mr. Adair commutes by first class air from his home in Tulsa, Oklahoma to the AIGI corporate office in Houston every week. This travel alone costs the AIGI shareholders approximately $25,000 per year. The Corporation pays for his commuting expenses, but has not reported them on Mr. Adair's IRS Form W-2.

Mr. Adair rents a nice apartment in Houston that costs approximately $1,400 per month. He also rents furniture that costs approximately another $450 per month. Mr. Adair considers these expenses to be part of the Houston office overhead and are fully paid for by the AIGI shareholders. The Corporation also pays for all his living expenses, including his clothing, food, alcohol and entertainment, but has not reported them on Mr. Adair's IRS Form W-2.

Jalal Alghani - Vice Chairman, CFO and Corporate Secretary

Jalal Alghani drives a 2000 Porsche Boxster sports car, but his girl friend Betty "Lorel" Thomas drives a 2001 BMW 740il that is leased in the Corporation's name and is paid for by the AIGI shareholders. The Corporation pays for both vehicle expenses, but has not reported them on Mr. Alghani's IRS Form W-2.

Prior to purchasing a home costing $875,000 in Houston, Mr. Alghani was renting a nice apartment in Houston that also cost approximately $1,400 per month. He still rents furniture that costs approximately $450 per month. Mr. Alghani considers these expenses to be part of the Houston office overhead and are fully paid for by the AIGI shareholders. The Corporation pays for all his living expenses, including his clothing, food, alcohol and entertainment, but has not reported them on Mr. Alghani's IRS Form W-2.

Living expenses charged to the Corporation's American Express cards by both Mr. Adair and Mr. Alghani run into the thousands of dollars each month. It is common to find make-up and women's clothing purchased at Neiman Marcus or Saks charged to the company credit cards.

Payment of Personal Expenses for Employees

Vivian (Llerena) Quintero

Vivian (Llerena) Quintero, John W. Adair's executive secretary, drives a Mercedes Benz E320 that is leased in the Corporation's name and is paid for by the AIGI shareholders. Ms. Quintero is paid an annual salary of $38,000 for her duties. The business use of this vehicle is very minimal as it is used by Ms. Quintero to commute from her home to the Houston office and for her personal business and enjoyment. The Corporation pays for her vehicle expenses, but has not reported them on Ms. Quintero's IRS Form W-2.

Adel Alzamir

Adel Alzamir drives a 2000 Mercedes Benz ML320 SUV that is leased in the Corporation's name and paid for by the AIGI shareholders. Mr. Alzamir is employed as a driver and errand boy for the Houston offices of AIGI and is paid a salary of $2,000 per month. It is interesting to note that Mr. Alghani appointed Mr. Alzamir to be the President of AIG, Inc. and the person responsible for "handling the day to day operations and investments" of his holding company, but curiously according to Alghani, "AIG ,Inc. has no affiliation with Adair International Oil and Gas, Inc." The Corporation pays for his vehicle expenses, but has not reported them on Mr. Alzamir's IRS Form W-2.

Payment of Personal Expenses for Non-Employees

Naseren "Nancy" Karimi

Naseren "Nancy" Karimi is John W. Adair's girlfriend in Houston. Ms. Karimi is not an employee of the Corporation nor does she provide any business related services for the Corporation. However, review of Mr. Adair's Corporate American Express card revealed that AIGI shareholders have been the unwitting purchasers of luxury items for Ms. Karimi as gifts and other entertainment related expenses.

Betty "Lorel" Thomas

Betty "Lorel" Thomas is Jalal Alghani's girlfriend in Houston. Ms. Thomas drives a 2001 BMW 740il that is paid for by the AIGI shareholders. The AIGI shareholders have also been the unwitting purchasers of luxury items for Ms. Thomas as gifts and other entertainment related expenses as well as providing her with a cell phone that cost the Corporation an average of $500 per month during the year 2000. Ms. Thomas is not an employee of the Company nor does she provide any business related services to the Corporation.

SCORE

A Corporate Resolution was passed by the Board of Directors on August 1, 2001 stating that personal expenses charged on Coporate Expense accounts would be deducted from the salaries of the Corporation's executives. The resolution was in response to disparaging remarks made by Houston Office employees about the corporate waste described above.

However, the policy was not made retroactive to 1997 and no deductions have occurred since that date from Mr. Adair's or Mr.
Alghani's salaries.


Corporate Governance

One of the most powerful aspects of a publicly held corporation is its ability to raise capital through the sale of securities in the public marketplace. Since the investing public has the opportunity to invest directly in a company via their purchase of securities, shareholders become equity owners of the company in which they hold shares.

In order to protect the public, the Securities and Exchange Commission (SEC) www.sec.gov is charged to oversee that public corporations are in compliance with the laws contained in the Securities Act of 1933 and the Securities Exchange Act of 1934. The main purposes of these laws can be reduced to two common-sense notions:

Companies publicly offering securities for investment dollars must tell the public the truth about their businesses, the securities they are selling, and the risks involved in investing.


People who sell and trade securities - brokers, dealers, and exchanges - must treat investors fairly and honestly, putting investors' interests first.
Since investors have a limited opportunity to know the internal workings of the Corporation that they jointly own, the Board of Directors provides the first line of defense to insure that business is handled in the best interests of the shareholders. Individuals that serve on a Board of Directors accept a fiduciary responsibility to the shareholders that is exercised through their oversight and guidance of the Officers of the Corporation. A high degree of responsible Corporate Governance provides the mainstay for confidence in the public markets.

SCORE
As a result of an extensive analysis of the Corporation's
SEC filing documents and other Corporate documents it is clear that AIGI shareholders have fallen victim to a complete breakdown in Corporate Governance.

Alleged Illegal Activities

Since Mr. Adair and Mr. Alghani serve as both the Board of Directors and the Officers of the Corporation without any external oversight or control, this total absence of "checks and balances" has led to an opportunity for them to implement several stock manipulation scams that have been on-going since their arrival at AIGI in 1997 and which continue today.

SCORE
Stock Manipulation Scams Reveal One Central Theme!

JOHN W. ADAIR AND JALAL ALGHANI RECEIVE MONETARY BENEFITS FROM THE SALE OF AIGI STOCK THAT THEY HAVE STOLEN!




The 125% Stock Trade-In Scam

Since AIGI does not have any revenue producing projects, the cash flow necessary to support its daily operations and overhead would have to be raised by the alleged illegal sale of stock. While this is a normal mode of operation for many companies, most companies raise capital by the sale of their stock through an initial public offering and then through registered private placements known as secondary stock offerings handled by investment banks. The requirements to register securities for sale to the public are stringent and take a significant amount of time, money and effort to accomplish. Full disclosure of the Corporation's operational and financial activities as well as the personal backgrounds of the Board of Directors and Officers of the company are reviewed by both the SEC and by many of the individual States where the securities will be sold.

Adair International Oil and Gas, Inc. have never successfully registered a placement of stock using these traditional methods.
Rather, the Corporation has survived using a technique known as the 125% Stock Trade-In Scam ("125% Scam").

All unregistered stock issued by the Corporation must carry a 144S Restriction as required by the SEC. Restriction limits the sale of that stock to an investor in the United States public market for a period of one year from the date the certificate is issued. AIGI does not have any registered treasury stock that can be sold in the United States public market to raise capital.

Mr. Adair and Mr. Alghani initially took shares that were originally issued to them as a result of the reverse merger with Roberts Oil and Gas, Inc., and "traded" those shares back to the corporate treasury in order to receive back from the Corporation
1.25 shares of newly issued "restricted stock". The shares "traded-in" to the Corporation were then reissued as "free trading stock" to either AIG, Inc. or Adel Alzamir and forwarded to the Canadian stock brokerage firms to sell. The proceeds from the sale of those "traded-in" securities then went to bank accounts where Mr. Adair and Mr. Alghani could access the funds. The 25% bonus is allegedly given to them as a reward for accepting that they will not be able to sell the restricted shares they received for another year. Mr. Adair and Mr. Alghani are the only individuals offered this opportunity to hedge against the dilution that all other AIGI shareholders suffer as more and more shares are placed into the market.

The current AIGI management, in an attempt to justify receiving the 25% bonus, takes the position that they are making a sacrifice on behalf of the shareholders by receiving restricted shares for unrestricted shares, however, those so called "free trading" shares should automatically receive another 144S Restriction when they are brought back to the corporate treasury rather than being available to be sold as unrestricted shares. More importantly, since AIG, Inc. and Adel Alzamir pay nothing for the shares when they are issued, Mr. Adair and Mr. Alghani in fact steal the shares from the corporate treasury.

When Mr. Adair and Mr. Alghani exhausted their initial issue of AIGI stock, they just issued themselves, AIG, Inc. and Adel Alzamir additional shares illegally from 1997 until the present time to continue the 125% Scam. This is the single fundamental reason the outstanding AIGI shares have increased from 10 million in 1997 to over 88 million shares today. According to Mr. Alghani, who was overheard saying, "...it's like printing your own money!".

Vote your Proxy!
Remove John W. Adair and Jalal Alghani
Stop the 125% Stock Trade-In Scam!


AIG, Inc. and Adel Alzamir

AIG, Inc. also known as "Alghani Investment Group, Inc." is a holding company, incorporated in the Bahamas and maintained by Jalal Alghani for his personal wealth. AIG, Inc. was incorporated in the Bahamas in February 1998.

A review of the AIGI Internal Share Issuance Register reveals many AIGI stock trading transactions involving both AIG, Inc. and Adel
Alzamir.

Immediately upon being incorporated in the Bahamas in February 1998, AIG, Inc. began to receive millions of shares of Adair International Oil and Gas, Inc. stock. In November 1999, once Adel Alzamir had physically arrived from Yemen with his work permit for residence in the United States, he also began to receive millions of shares of AIGI stock. These shares are issued to AIG, Inc. and Adel Alzamir allegedly in receipt of "consulting services" performed on behalf of the Corporation. The shares are then sent via Federal Express to one of two Canadian stock brokerage firms for sale in Canada. (Larry Swift Affidavit #1)

It is likely that the shares are recognized by the Canadian stock brokers to be of questionable origin, and as such, extraordinary discounts and commissions are paid by AIG, Inc. and Adel Alzamir to move these shares quickly through the market. Evidence discovered by the SCORE Group reveals the "brokerage deals" that Mr. Alghani has negotiated with Union Securities located in Vancouver, British Columbia. Evidence of a similar type of commission structure has also been found to be in place with Thomas Kernaghan & Co. located in Toronto, Ontario.

Once the shares are sold at a 30% discount to the market by Thomas Kernaghan & Co. and the brokerage commissions have been paid, the net proceeds are wire transferred from Canada back to the United States into a personal bank account held in the name of Adel Alzamir and Vivian (Llerena) Quintero at the Southwest Bank of Texas in Houston, Texas. A fraction of the proceeds in this account are then transferred to an AIGI corporate account and are used to pay bills for the Corporation with the balance distributed for the personal use of Mr. Adair, Mr. Alghani and Mr. Alzamir.

The net proceeds of the shares that are sold by Union Securities Ltd. also at a 30% discount to the market are wire transferred back to the United States into a personal bank account held in the name of Adel Alzamir at the Chase Bank of Texas in Houston. None of this money is brought back into AIGI corporate accounts and is subsequently distributed for the personal use of Mr. Adair, Mr. Alghani and Mr. Alzamir.

The above transactions have all been documented and are part of the Ongoing Investigations currently underway by Federal and State governmental agencies, the Southwest Bank of Texas and the Chase Bank of Texas. For help in understanding these stock transactions, click here for a Power Point presentation that illustrates these stock transactions and the flow of money.

SEC Reporting Violations

Background

The SCORE Group has audited all AIGI annual (10K) and quarterly
(10Q) reports filed with the Securities and Exchange Commission
(SEC) since May 31, 1996. The purpose of the audit was to determine if the current AIGI management comprised of John W. Adair and Jalal Alghani are accurately reporting the issuance of AIGI common stock.

Approach

The approach taken reconciled the number of shares the current AIGI management reported at the end of each period as "total outstanding" with the number of shares they reported as being issued for debt obligations or issued to raise capital (cash) during each fiscal quarter.

Reconciliation

Period of May 31, 1996 - December 31, 2000

The current AIGI management accurately reported the total number of shares being issued during each fiscal quarter for debt obligations or to raise capital (cash) for the period May 31, 1996
- December 31, 2000. As shown in the AIGI 10K & 10Q Stock Issuance Report, during this timeframe beginning with the initial 2,000,000 shares reported outstanding as of May 31, 1996, by adding the number of shares reported issued for debt and cash during each fiscal period to the number of shares reported outstanding as of the previous fiscal period equals the number of shares reported outstanding at the end of the fiscal period under review. An example of this calculation follows:

Shares Outstanding at the Beginning of a Period
Plus Shares Issued for Debt Obligations
Plus Shares Issued for Cash
Equals Shares Outstanding at the End of a Period XXX
+XXX
+XXX
XXX

However, upon review of the AIGI Internal Share Issuance Register during this same timeframe, the current AIGI management performed the following alleged illegal activities:

Issuing shares to themselves and to entities they controlled without paying for the shares,

Issuing shares for non-existent debts or issuing shares in excess of the market value of a debt, and

Issuing shares for cash, but keeping a substantial portion of the cash for their personal use.

Period of December 31, 2000 - September 30, 2001
The current AIGI management DID NOT accurately report the total amount of shares being issued during each fiscal quarter for debt obligations or to raise capital (cash) for the period December 31, 2000 - September 30, 2001. During this timeframe as shown in the AIGI 10K & 10Q Stock Issuance Report, beginning with the 68,391,480 shares reported outstanding as of December 31, 2000, the number of shares reported issued for debt and cash during each fiscal period added to the number of shares reported outstanding as of the previous fiscal period DOES NOT equal the number of shares reported as outstanding!

In what appears to be a deliberate attempt to conceal the missing shares, the current AIGI management DID NOT provide the number of shares outstanding at the end of each quarter. They only reported the number of shares outstanding as of the date of issuance of each quarterly report. It was this method of reporting that exposed their alleged illegal activities.

If the current AIGI management is accurately reporting the number of shares issued for debt and cash during each fiscal period, then that number of shares when added to the number of shares reported outstanding as of the previous fiscal period will add up to the number of shares that should be outstanding at the end of the fiscal period being reviewed. However, by the current AIGI management's own admissions in the last two SEC quarterly reports, shares of stock are missing as follows:

Reporting Period Calculated Stock Balance Stock Reported Date
Reported
Dec. 31, 2000 68,391,460 68,391,460 Dec. 31, 2000
Mar. 31, 2001 68,972,740 66,438,786 Apr. 02, 2001
Jun. 30, 2001 73,145,467 74,020,066 May 04, 2001
Sep. 30, 2001 78,439,346 85,314,435 Aug. 13, 2001

The current AIGI management reported on May 04, 2001 on the front page of the 10 Q-SB filed for the quarter ending March 31, 2001 that 74,020,066 shares of stock had been issued. However, only 73,145,467 shares of stock are accounted for during the entire 2nd quarter.

The current AIGI management reported on August 13, 2001 on the front page of the 10 Q-SB filed for the quarter ending June 30, 2001 that 85,314,435 shares of stock had been issued. However, only 78,439,346 shares of stock are accounted for during the entire 3rd quarter.

AS OF SEPTEMBER 30, 2001, THE CUMULATIVE TOTAL
OF UNREPORTED AND MISSING STOCK IS 6,875,089 SHARES.




SCORE
A reference check with the AIGI Internal Share Issuance Register for the Year 2001 under the Auditor's category of shares issued for "Corporate Misc." (highlighted in light green) indicates that 99.9% of the missing shares (6,865,644 shares) not reported in the SEC filings have been issued to Mr. Adair and Mr. Alghani.


Conclusion

As of September 30, 2001, Mr. Adair and Mr. Alghani, are solely responsible for:

Shares that were illegally issued to themselves and to those entities that they control,

Shares that were illegally issued for non-existent debts or issued in excess of the market value of a debt,

Shares that were illegally issued for cash wherein Mr. Adair and Mr. Alghani kept a substantial portion of the cash for their own personal use, and

Shares that were illegally unreported as described above and are missing.
The aforementioned stock scams have resulted in a wide range of criminal and civil violations. Consequently, the SCORE Group has contacted Federal and State government agencies regarding the alleged illegal activities concerning Mr. Adair and Mr. Alghani and at this time Ongoing Investigations are underway by these agencies.

Criminal and Civil Violations

The SCORE Group has had numerous discussions with Federal and State governmental agencies and its own legal counsel regarding the alleged illegal activities concerning AIGI which have led to a more thorough understanding of the alleged violations of Federal and State Law including:

Racketeer Influenced and Corrupt Organizations (RICO) Act

The RICO Act comprises a broad set of laws that enables the Federal Government to prosecute racketeer influenced and corrupt organizations. Many of the alleged illegal activities undertaken by Mr. Adair and Mr. Alghani fall under the jurisdiction of the RICO statutes and are being investigated by Special Agents of the Federal Bureau of Investigation (FBI), the Internal Revenue Service (IRS), and the Immigration and Naturalization Service ("INS"). Any charges filed will be prosecuted in the Federal court system by the U.S. Department of Justice. Specific sections of the RICO statute, which Mr. Adair and Mr. Alghani, in their capacity as the current AIGI management have allegedly violated include:

Bribery U.S. Code Title 18 Section 201
Mail Fraud U.S. Code Title 18 Section 1341
Wire Fraud U.S. Code Title 18 Section 1343
Institution Fraud U.S. Code Title 18 Section 1344
Misuse of Visa & Permits U.S. Code Title 18 Section 1546
Laundering of Monetary Instruments U.S. Code Title 18 Section 1956 Fraud in the Sale of Securities U.S. Code Title 11
Fraud under the Currency and Foreign Transaction Reporting Act

Internal Revenue Service (IRS) Act

The alleged violations of the IRS Act by Mr. Adair and Mr.
Alghani, in their capacity as the current AIGI management have placed the Corporation's shareholders equity at risk due to the following actions:

Failure by the Corporation to Report on IRS Forms 1096 and W-3

Total 1999 and 2000 compensation for John W. Adair and Jalal
Alghani including, but not limited to:


Salary

Car

Residence and personal furnishings

Club membership

Personal travel

Telephone and miscellaneous expenses


Total 2000 compensation for Vivian Llerena Quintero including, but not limited to:


Salary

Car

Telephone and miscellaneous expenses


In addition to placing the Corporation's shareholder equity at risk due to their irresponsible actions with regard to managing the Corporation's financial affairs, Mr. Adair, Mr. Alghani and Ms. Vivian (Llerena) Quintero have also failed to report to the IRS certain aspects of their personal income derived from the Corporation. These violations include:


Failure to report personal income on IRS Form 1040

Failure by John W. Adair and Jalal Alghani to report on Form 1040, total employee compensation for 1999 and 2000 including:


Income derived from the sale of AIGI stock

Salary

Car

Residence and personal furnishings

Club membership

Personal travel

Telephone and miscellaneous expenses



Failure by Vivian Llerena Quintero to report on Form 1040, total employee compensation for 2000 including:



Income derived from the sale of AIGI stock

Car

Telephone and miscellaneous expenses
Securities and Exchange Commission (SEC) Act

Issuing Corporate Securities (AIGI Stock) without Receiving
Payment

Millions of shares of AIGI stock have been issued to AIG, Inc. and Adel Alzamir by the current AIGI management without the Corporation receiving prior full payment for the shares.

Fraudulent Transfer of Stolen (Unpaid For) Securities Across State and Foreign Borders

Shares that have been issued to AIG, Inc. and to Adel Alzamir and not paid for are routinely transferred via Federal Express to the stock brokerage firms Union Securities Ltd. and Thomas Kernaghan & Company in Canada. The net proceeds from these transactions are routinely transferred via electronic wire transfer to bank accounts in the United States and offshore bank accounts in Canada and the Bahamas.

Issuance of Corporate Securities without Rule 144S Restrictions
Printed on the Certificates

The act of "trading" stock certificates that have been held by Mr. Adair and Mr. Alghani under the Rule 144S Restriction back to the corporate treasury for sale as unrestricted or "Free Trading" shares is in violation of SEC Rules and Regulations. Any time these types of transactions occur, the shares are automatically subject to the Rule 144S Restriction being printed on the stock certificates.

Sale of Corporate Securities in Violation of Rule 144S
Restrictions

The sale of unrestricted or "Free Trading" shares issued by the Corporation as a result of the reissue of restricted shares
"traded-in" by Mr. Adair and Mr. Alghani is a violation of the Rule 144S restrictions.

Violations of the Full Disclosure Act

As a matter of policy, the current AIGI management only makes positive news releases to the general public. When the loss of the Yemen Block 20 Operatorship occurred, Mr. Adair refused to make any public announcement of this loss of approximately $1.0 million dollars of annual revenue, even though events not in control of the AIGI's management were placing this information in the public domain.

While difficult to prove conclusively, the release of information by Mr. Adair appears to be timed to take advantage of the opportunity to sell stock though AIG, Inc. and Adel Alzamir. Many of these transactions are for the personal gain of the current
AIGI management.

Violations of Insider Trading Rules

Mr. Adair and Mr. Alghani have avoided filing any disclosures with the SEC regarding the sale of AIGI shares personally, by utilizing various techniques to transfer stock to the names of other individuals and corporations controlled by them.

Fraudulent Transfer of Corporate Funds Derived from the Sale of
Securities to Personal Bank Accounts

Reconciliation of corporate bank records with stock sales transactions indicate significant amounts of funds have been transferred.

Breach of Fiduciary Trust, Usurping Corporate Opportunities and
Shareholder Dilution for Personal Gain

Shareholders have been constantly diluted and Mr. Adair and Mr.
Alghani have individually profited at the expense of the shareholders through their 125% Stock Trade-In Scam.

Fraudulent Sale of Restricted Corporate Securities as Free Trading

Free trading shares held personally by Mr. Adair and Mr. Alghani should have automatically received the Rule 144S Restrictions when brought back into the corporate treasury rather than being sold as unrestricted shares

Corporate Waste by the Payment of Personal Expenses for Mr. Adair and Mr. Alghani with Funds Derived from the Illegal Sale of
Corporate Securities

Authorization by Mr. Adair and Mr. Alghani of the payment by the Corporation of personal expenses with no business purpose are a prime example of bad business judgment and corporate waste by the current AIGI management.

Texas Penal Code

Falsifying IRS Form 1099 for Years 1999 and 2000 on Behalf of
Jalal Alghani to Obtain Financing for the "Robin's Nest", a
Houseboat Moored at the Emerald Point Marina on Lake Travis.

Mr. Alghani falsified an IRS Form 1099 in order to support his purchase with owner financing of a houseboat moored at the Emerald Point Marina on Lake Travis, in Austin, Texas. A diagram of this transaction and a description of the transaction is provided in an affidavit submitted by Larry Swift who worked as an AIGI accountant at the time.

Falsifying IRS Form W-2 for Years 1999 and 2000 on Behalf of Jalal Alghani to Obtain Financing for the House Located at 618 Shadywood Road, Houston, Texas 77057

Mr. Alghani additionally falsified an IRS Form W-2 in order to support his purchase with a first mortgage in the amount of $600,000 from Chase Manhattan Mortgage Company and a second mortgage in the amount of $150,000 from the Chase Manhattan Bank USA N.A. of a house located at 618 Shadywood Road in Houston, Texas. As the amount of credit was clearly more than Mr. Alghani's real income justified, the amounts listed on the W-2 form for his income during the Years 1999 and 2000 represented twice the amount of his actual salary during those years. A diagram of this transaction and a description of the transaction is provided in an affidavit also submitted by Mr. Swift.

Additional evidence regarding these transactions has been turned over to the Chase Bank of Texas Fraud Division and to the Internal Revenue Service and is part of the Ongoing Investigations into the current AIGI management.

Theft of Corporate Funds to Support Non-Affiliated Companies

AIGI corporate funds have allegedly been utilized to underwrite the startup of a private gold mining venture in Bolivia. Sequoyah
Mining, Inc. is privately controlled by Mr. Adair and Mr. Alghani.

Immigration and Naturalization (INS) Act

During the year 2000, Mr. Alghani sought to bring his sister, Mervat Abdulghani to the United States under an H-1B visa. Mervat Abdulghani is a Yemen citizen. The requirements to secure the H-1B visa are stringent and require that the applicant have a job in the United States and further, the individual applying for the visa needs to demonstrate to the INS their unique capabilities for filling the job.

On December 7, 2000, Mr. Adair, acting on behalf of the Corporation wrote a letter to an immigration attorney in Houston in support of an H-1B visa application for Ms. Abdulghani. Shortly thereafter, Mr. Alghani instructed Vivian (Llerena) Quintero to support this visa application and prepare a Job Description and Resume for Ms. Abdulghani, representing that she had been employed by AIGI in their Yemen office from 1995 to 1999. This resume further indicated that Ms. Abdulghani was employed in the AIGI Houston office from 1999 until the time of the visa application in December 2000.

Additionally, Ms. Quintero also prepared a letter to be sent from the offices of DPMC in Yemen, indicating that Ms. Abdulghani had been employed in the position of Executive Manager with that company from 1993 through 1998.

It is not known if Mr. Alghani was successful in obtaining a fraudulent visa for Ms. Adbulghani to enter the United States. It is known that Ms. Abdulghani was never an employee of AIGI in Houston or Yemen, as is documented by an affidavit submitted by Mr. Swift.

Presenting falsified documents with the intention of defrauding the INS and subverting the immigration policies of the United States carries severe penalties. The evidence for this activity and other activities involving Adel Alzamir are currently the subject of Ongoing investigations by the INS.

International Emergency Economic Powers Act and the International
Security and Development Cooperation Act of 1985

On October 16, 1997, concurrent with having successfully gained control of Adair International Oil and Gas, Inc., Jalal Alghani who is a naturalized United States citizen, but acting under his Yemen family name of Jalal Abdulghani, made application to the Government of Libya for oil exploration concessions in Libya. In a followup letter dated November 1, 1997, Mr. Adbulghani (Alghani) again stresses his interest in opening negotiations and cites potential Joint Venture partners.

In a deliberate attempt to hide his United States identity, Mr.
Alghani made the request through Marib Oil Company, Sana'a, Yemen and lists his position with that company as its Managing Director.

The U.S. government established sanctions with respect to Libya under the International Emergency Economic Powers Act and the International Security and Development Cooperation Act of 1985 in January 1986. President Ronald Reagan authorized the sanctions, citing specific terrorist attacks and Libya's repeated use and support of terrorism against the United States. The regulations are still in force and affect all U.S. citizens and permanent residents wherever they are located and all branches of U.S. organizations throughout the world. These sanctions are administrated by the U.S. Treasury Department's Office of Foreign Assets Control http://www.ustreas.gov/ofac.

Criminal penalties for violating the sanctions range up to 10 years in prison, $500,000 in corporate fines and $250,000 in individual fines. Apparently no business was ever consummated by Mr. Alghani's application, but it represents yet again a blatant disregard for United States laws and regulations


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The SCORE Group believes that by electing the SCORE Nominees to the Corporation's Board of Directors, responsible Corporate Governance can be restored to the Corporation and certain business results can be achieved, thereby providing an opportunity to enhance shareholder value. However, no assurance can be given that the election of the SCORE Nominees to the Corporation's Board of Directors will achieve enhanced shareholder value or any other desired result.
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